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[LETTERHEAD OF PIPER MARBURY RUDNICK & WOLFE LLP]

                                                                     Exhibit 8.1

                                 August 25, 2000


LTI Holdings, Inc.
5115 New Peachtree Road
Suite 200
Atlanta, GA  30341

Sirs:

         We have acted as counsel to LTI Holdings, Inc. ("LTI") in connection with the transactions (the "Transactions") contemplated by the Agreement and Plan of Merger (the "Merger Agreement"), dated as of August 4, 2000, by and among LTI and Speedcom Wireless International Corporation ("Speedcom"). Except where otherwise specified, all capitalized terms used herein, unless otherwise specified, shall have the meanings ascribed to them in the Merger Agreement.

         In rendering our opinions, we have examined and relied upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of such documents relating to the Transactions (the "Transaction Documents") as we have deemed necessary or appropriate as a basis for the opinions set forth below, including the Merger Agreement and the proxy statement/prospectus on Form S-4 (the "Proxy Statement") pursuant to which shareholders of LTI will be asked to approve the Transactions. We have assumed the accuracy as of the date hereof, and the accuracy as of the Effective Time, of such facts, information, covenants, statements and representations, as well as the absence of any change in the foregoing that are material to such opinions between the date hereof and the Effective Time.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed that the transactions contemplated by the Transaction Documents and such other documents as we have examined will be consummated in accordance with the terms of such documents and as described in the Proxy Statement. Our opinions are expressly conditioned on the accuracy of such assumptions.


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                                                              LTI Holdings, Inc.
                                                                 August 25, 2000
                                                                          Page 2

         In rendering our opinions, we have considered the applicable provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder by the Treasury Department (the "Regulations"), pertinent judicial authorities, rulings of the U.S. Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that the Code, the Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A material change in any of the authorities upon which our opinions are based could affect our conclusions stated herein. In addition, there can be no assurance that the Internal Revenue Service would not take a position contrary to that which is stated in this opinion letter.

         Based upon and subject to the foregoing, we are of the opinion that:

         (1) Neither LTI nor its stockholders will recognize gain or loss for federal income tax purposes as a result of the merger of Speedcom into LTI pursuant to the Merger Agreement, except for stockholders of LTI who exercise dissenters' rights.

         (2) The reverse stock split of LTI, as described in the Proxy Statement, will qualify as a recapitalization, within the meaning of Section 368(a)(1)(E) of the Code, and no gain or loss will be recognized for federal income tax purposes by LTI or its stockholders as a result of such reverse stock split, except with respect to cash received in lieu of fractional shares.

         Except as set forth above, we express no opinion to any party as to any consequences of the Transactions (including, without limitation, any consequences to Speedcom or its stockholders). We are furnishing this opinion to you solely in connection with the Proxy Statement and it is not to be used, relied upon, circulated, quoted or otherwise referred to by any other person for any other purpose without our prior written consent. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the matters stated, represented or assumed herein or any subsequent changes in applicable law. We hereby consent to the filing of this opinion as an exhibit to the Proxy Statement and to the reference therein to Piper Marbury Rudnick & Wolfe LLP under the headings "The Merger--Certain Material United States Federal Income Tax Consequences of the Merger--Consequences to LTI and LTI Stockholders" and "Reverse Stock Split--Certain United States Federal Income Tax Consequences of the Reverse Split."

                                        Very truly yours,

                                        /s/ Piper Marbury Rudnick & Wolfe LLP